EXHIBIT 12(b)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements


                                                   Three Months Ended
                                                      March 31, 1999
(in thousands, except ratio):
-------------------------------------------------------------------------------

Net income                                                   $    17,147
                                                             -----------

Fixed charges:
      Advisory fees                                                   63

Total fixed charges                                                   63

Earnings before fixed charges                                $    17,210
                                                             ===========

Fixed charges, as above                                      $        63
Preferred stock dividend requirements                             11,137
                                                             -----------

Fixed charges including preferred stock dividends            $    11,200
                                                             ===========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                         1.54
                                                             ===========


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